Exhibit 99.1

®

FOR IMMEDIATE RELEASE

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

INTERIM DATA ON USE OF tgAAC94 IN THE TREATMENT OF INFLAMMATORY ARTHRITIS
PRESENTED AT THE AMERICAN COLLEGE OF RHEUMATOLOGY MEETING
-Evidence of safety at all dose levels and trend in sustained decrease in signs and symptoms of disease in target joint -

SEATTLE and WASHINGTON DC- November 13, 2006 - Targeted Genetics Corporation (Nasdaq: TGEN) announced that the principal investigator for its current clinical studies, Philip J. Mease, M.D., Chief, Rheumatology Clinical Research Division of Swedish Hospital Medical Center and Head of Seattle Rheumatology Associates, will present additional interim data today from the ongoing Phase I/II trial of tgAAC94 in patients with inflammatory arthritis. Dr. Mease will present these data in a poster presentation, titled “A Phase 1/2 Clinical Study of Intra-articular Administration of a Recombinant Adeno-Associated Vector Containing a TNF-α Antagonist Gene in Inflammatory Arthritis,” at the American College of Rheumatology meeting, taking place in Washington D.C.

The data continue to support the safety and tolerability of intra-articular administration of tgAAC94 to affected joints in doses up to 1x1013 DRP/mL of joint fluid and suggest that tgAAC94 may lead to decrease in signs and symptoms of arthritis in injected joints. Importantly, these decreases in injected joint tenderness and swelling were observed in inflammatory arthritis subjects with or without concurrent systemic TNF-alpha antagonist therapies.

“Many patients with inflammatory arthritis fail to achieve sufficient disease control in one or more joints and continue to experience pain and discomfort. The goal with targeted localized therapy is to increase the amount and duration of TNF inhibition in the problem joint to improve response and decrease the possibility that the inflammation will lead to destruction of individual joints,” said Dr. Mease. “The safety and responses observed in clinical trials to date suggest that tgAAC94 has the potential to advance the care of patients with inflammatory arthritis. If tgAAC94 proves to be safe and efficacious, I can envision individualizing treatment of patients with the combination of systemic therapy and local therapy that works best for the patient.”

tgAAC94 is an investigational therapeutic designed to inhibit the activity of tumor necrosis factor-alpha (TNF-alpha), a key mediator of inflammation. tgAAC94 utilizes an adeno-associated virus (AAV) vector to deliver the gene encoding a soluble form of the receptor for TNF-alpha (TNFR:Fc) directly to affected joints. TNFR:Fc protein is a potent inhibitor of TNF-alpha.

In the ongoing Phase I/II study, approximately 120 adults are being randomized into three dose levels to receive a single intra-articular injection of either tgAAC94 or placebo, followed by an open-label injection of tgAAC94 after 12 to 30 weeks, depending on when swelling in the target joint meets criteria for re-injection. As of October 2006, 61 subjects in the first three cohorts, 34 of whom were receiving concurrent TNF-alpha antagonists, received an injection of blinded study drug into the knee (n=30), ankle (n=10), wrist (n=11), metacarpophalangeal joint (n=6) or elbow (n=4). These patients were predominantly rheumatoid arthritis patients, although a small number of psoriatic arthritis and ankylosing spondilitis patients have participated. The data suggest that:

•	no significant safety concerns have been identified after 4 to 60 weeks of follow-up;

•	fewer subjects receiving tgAAC94 had symptoms requiring re-injection prior to the 30-week time point, compared with subjects in the placebo arm;

•	the time to second injection in subjects randomized to receive tgAAC94 was longer than those who were randomized to placebo;

•	a trend toward improvement in tenderness and swelling of injected joint in subjects receiving tgAAC94 was observed; and

•	these improvements were noted in subjects taking concurrent systemic TNF-alpha antagonist therapy as well as those subjects who were not on these therapies.

Based on the favorable safety profile of the first three dose-escalation cohorts, the Data Monitoring Committee overseeing the study has given permission for remaining 60 subjects to be enrolled at the same three dose levels to increase the power of the study.

H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics added, “We are encouraged by the continued positive trends in this additional data and pleased to have the opportunity to share the results of our tgAAC94 clinical studies with members of the medical community. We believe that our unique approach for localized delivery of a protein therapeutic holds the promise of more comprehensive treatment for patients suffering with inflammatory arthritis.”

About tgAAC94

tgAAC94 is being developed as a potential supplement to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics’ recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR:Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company’s rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.

About Targeted Genetics

Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative, targeted molecular therapies for the prevention and treatment of inflammatory arthritis, HIV/AIDS and other acquired and inherited diseases with significant unmet medical need. Targeted Genetics uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Its product development efforts target inflammatory arthritis, HIV/AIDS, congestive heart failure, Huntington’s disease, and hyperlipidemia. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of subjects in the trial and our ability to commercialize tgAAC94 and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2005 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended March 31, 2006. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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